Exhibit 99

FOR IMMEDIATE RELEASE          Playboy Enterprises, Inc.
                               Media Contact:
                               Rebecca Theim (312) 751-8000 x2656
                               rtheim@playboy.com

                               Investor Relations Contact:
                               Martha Lindeman (312) 751-8000 x2650

                               Cisneros Television Group Contact:
                               Susan Ainsworth (305) 894-3540

                         PLAYBOY ENTERTAINMENT GROUP AND
                 CISNEROS TELEVISION GROUP ANNOUNCE CREATION OF
                            PLAYBOY TV INTERNATIONAL

             Joint Venture Will Create Television Channels Worldwide
                              Under Playboy Banner

             --------------------------------------------------------

CHICAGO, DECEMBER 21, 1998 - Playboy Entertainment Group, a division of Playboy Enterprises, Inc. (NYSE: PLA), and Cisneros Television Group today announced the formation of a joint venture, Playboy TV International LLC. Playboy TV International LLC will create television channels worldwide (outside of the United States and Canadian territories), under the banner of Playboy, one of the world's most recognized brands. Playboy TV International LLC will have 100% ownership of the existing Playboy networks in the United Kingdom, Latin America and Iberia; a 19% interest in Playboy TV Japan; two existing AdulTVision and two Spice networks; and the right to create and distribute Spice branded television channels worldwide. Playboy TV International LLC will also have the right to distribute a Spanish-language channel to the U.S. Hispanic audience.

Under the terms of the transaction, Cisneros Television Group, which currently owns and operates nine pay-television channels, will contribute $80 million, ownership in its existing Playboy-branded channels, and management expertise to the venture in exchange for an 80.1% equity interest in Playboy TV International LLC. Playboy Entertainment Group will contribute $20 million, the Playboy trademark for international television, ownership in the existing Playboy TV, AdulTVision and Spice networks in Latin America, Japan and the U.K., international rights to both its existing program library and future programming output. Playboy Entertainment Group will initially have a 19.9% interest in the venture, with the option to increase its stake to 50% for up to the next 10 years.

In return for Playboy's international television programming rights and trademark, Playboy TV International LLC will pay Playboy $100 million, $30 million of which will be paid on closing, and the remainder over the next five years. Playboy TV International LLC also has entered into a long-term programming output deal with Playboy to license international television rights to future production slates in exchange for payments that are a significant percentage of each year's production spending subject to certain minimums and limits.

Christie A. Hefner, chairman and CEO of Playboy Enterprises, Inc., said:
"International television has been a major focus of our growth plans and this partnership will not only allow us to receive value for what we've created to date, but also to launch new international Playboy and Spice networks more aggressively under attractive terms. The agreement will significantly enhance Playboy's EBITDA and cash flow beginning in 1999. Our estimate of the positive impact on EBITDA of the deal is $10 million to $15 million in 1999. We also are very pleased to strengthen our partnership with Cisneros Television Group, an international media player that will help leverage Playboy TV's entry into new markets. Finally, we believe the joint venture will give shareholders a clearer view of the value of our international television business."

Carlos Cisneros, chairman and CEO of Cisneros Television Group commented, "The creation of Playboy TV International positions us to immediately launch channels around the globe, backed by the strength of one of the world's most recognized brands. The existing channel in the UK adds significantly to our presence in Europe, while the existing channel in Japan gives us an immediate foothold in Asia. We have already enjoyed great success in distributing Playboy TV in Latin America, Spain and Portugal, and we are pleased to be expanding our relationship. Cisneros Television Group's ability to implement our corporate strategy of international programming distribution will be greatly accelerated by the access that the Playboy brand will afford us. The combination of the Playboy brand and the Cisneros Television Group's expertise in international programming distribution is formidable."

Tony Lynn, president of Playboy Entertainment Group, said, "Since joining forces with Cisneros Television Group in 1996 to launch Playboy TV Latin America, the network and our partnership have flourished. We are extremely pleased to have forged this major global venture with Cisneros Television Group, which is a well-respected company with extensive experience in creating and selling television and film programming, in Latin America and around the world, and which has an impressive track record of developing and managing quality international brands. We expect Playboy TV International to begin rolling out new Playboy TV channels beginning in 1999."

Playboy TV International LLC will own 100% of the Playboy TV networks in Latin America, Iberia and the United Kingdom, and a 19% interest in Playboy TV Japan. Tohokushinsha, Playboy's partner in the Japanese network, will retain its 81% interest in keeping with that country's foreign ownership rules. The first new network launches of the venture will be Playboy TV networks in Germany and Korea, which Playboy TV International LLC expects to debut in 1999. AdulTVision networks currently operate in Latin America and Japan, and Spice networks operate in the United Kingdom, Latin America and Japan.

Playboy was advised by Allen & Company, which will provide a fairness opinion. Cisneros Television Group was advised by Violy, Byorum & Partners LLC.

The agreement is subject to Playboy's acquisition of Spice Entertainment Companies, due diligence and other customary closing conditions.

                                      # # #

Playboy Enterprises, Inc. is an international media and entertainment company that publishes Playboy magazine and produces brand extensions, including newsstand specials, international editions and new media products and services; operates a direct marketing business, including the Critics' Choice Video, Collectors' Choice Music and Playboy catalogs; creates and distributes programming for domestic pay television, worldwide home video and international television; and markets the Playboy trademarks on apparel, accessories and products sold worldwide.

Cisneros Television Group, a member of the Cisneros Group of Companies, is focused on the creation of entertainment properties throughout the world. The Cisneros Group of Companies has ownership interests in a number of global media, entertainment and telecommunications companies. CTG's holdings include Locomotion(TM), a 24-hour animation channel with Hearst Corporation, and two Playboy(TM) branded channels, Playboy TV Latin America and AdulTVision, with Playboy Enterprises, Inc., as well as Infinito (a documentary channel), Space (a 24-hour movie channel), Jupiter Comic (Latin America's only comedy channel), I-Sat (a movie channel geared to a younger audience) and Uniseries (which shows popular dramatic weekly television series from the U.S. and abroad). Cisneros Television Group in Argentina and the Southern Cone countries also distributes twelve other channels including the successful music channel MuchMusic and the news network Cronica, and owns one of Latin America's largest and most important film libraries.